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                                                                     EXHIBIT 4.6


                              GOVERNANCE AGREEMENT

         This Governance Agreement (this "Agreement"), dated as of ______, 200_ among Sheldahl, Inc., a Minnesota corporation (the "Company"), and the individuals and entities listed on the signature page of this Agreement under the caption "Stockholders" (the "Stockholders").

         WHEREAS, (i) certain of the Stockholders have acquired from the Company pursuant to the Stock Purchase Agreement 4,944,132 shares of Common Stock and 11,303 shares of Series G Preferred Stock convertible into 4,079, 682 shares of Common Stock, (ii) certain Stockholders and Molex have acquired from the Company pursuant to the Subordinated Notes and Warrant Purchase Agreement $6,500,000 principal amount of the Company's 12% subordinated debt due on the fifth anniversary of the Closing Date and Warrants to purchase 988,202 shares of Common Stock, and certain Stockholders and other parties may acquire from the Company up to an additional $8,500,000 principal amount of the Company's 12% subordinated debt due on the fifth anniversary of the Closing Date and Warrants to purchase 1,292,264 shares of Common Stock, and (iii) certain Stockholders have acquired from the Company pursuant to the Merger Agreement 6,835,243 shares of Common Stock; and

         WHEREAS, certain Stockholders have sought Board approval of their acquisition of shares of Common Stock, Series G Preferred Stock and/or Warrants
(i) pursuant to the Merger Agreement, the Stock Purchase Agreement or the Subordinated Notes and Warrant Purchase Agreement, (ii) upon conversion of shares of Series G Preferred Stock, (iii) upon exercise of the Warrants and (iv) as dividends on the Series G Preferred Stock, in all cases as adjusted for stock splits, dividends, recapitalization and the like and any other events requiring adjustment under the anti-dilution provisions of applicable governing instruments (collectively, the "Shares") for purposes of Section 302A.673 of the Minnesota Business Corporation Act and under the Rights Agreement dated June 16, 1996, as amended, by and between the Company and Norwest Bank Minnesota, N.A. (the "Rights Agreement") and have requested that the Company amend the Rights Agreement so that neither IFT nor any of the Stockholders shall become an Acquiring Person (as such term is defined in the Rights Agreement) and so that none of a Distribution Date, a Stock Acquisition Date or an Acquisition Event (as such terms are defined in the Rights Agreement) shall occur as a result of the transactions contemplated by the Merger Agreement, the Subordinated Notes and Warrant Purchase Agreement and the Stock Purchase Agreement; and

         WHEREAS, as a condition to such approval, a special committee formed by the Board and the Board (i) have required that certain arrangements be put in place relating to the acquisition and disposition of Securities by the Stockholders and related provisions concerning the Stockholders' relationship with the Company, (ii) have


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negotiated the terms of this Agreement, (iii) have concluded that, subject to execution and delivery of this Agreement, giving its approval under Section 302A.673 of the Minnesota Business Corporation Act, amending the Rights Agreement as provided above and implementing the arrangements contemplated by this Agreement are in the best interests of the Company and its stockholders and
(iv) subject to execution and delivery of this Agreement, have given such approval and put such amendment into effect; and

         WHEREAS, in consideration of such approvals, the Stockholders desire to establish in this Agreement certain terms and conditions concerning the acquisition and disposition of Securities by the Stockholders and their Affiliates and Associates, and related provisions concerning the Stockholders' relationship with the Company; and

         WHEREAS, the Stockholders required as a condition to their willingness to enter into and consummate the transactions contemplated by the Merger Agreement, the Stock Purchase Agreement and the Subordinated Notes and Warrant Purchase Agreement that the Company agree to the provisions of sections 2 and 4 hereof;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Company and the Stockholders hereby agree as follows:

1.       STANDSTILL AND VOTING.

         a.       Acquisition of Securities.

                  i. Each Stockholder covenants and agrees that, until the Standstill Termination Date, it will not, and will not permit its Affiliates or Associates (other than its partners or members) to, Beneficially Own any Securities in excess of the Number of Permitted Shares applicable to such Stockholder; provided that:

                           (1) this Agreement shall not restrict any acquisition of Securities in a transaction directly with the Company and approved in accordance with the provisions of Section 2(c) hereof (including, without limitation, the acquisition of Securities by any director serving at the direction or request of a Stockholder by reason of the grant of stock options by the Company); and

                           (2) if a Business Combination Proposal is made by any Person (other than the Company, a Stockholder or an Affiliate of a


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                                    Stockholder, or any Person acting in concert
                                    with a Stockholder or any Affiliate
                                    thereof), then any Stockholder may make a Business Combination Proposal and this Agreement shall not prohibit the making of such Business Combination Proposal, the acquisition of Securities pursuant to such Business Combination Proposal or any other action reasonably connected therewith; provided, however, that, if a Person who has not theretofore communicated a Business Combination Proposal to the Company makes a Business Combination Proposal to the to the Board, however communicated, and the Board unconditionally rejects such Business Combination Proposal by written notice delivered to the proposing party (with a copy to each Stockholder) within five business days of the date on which the Business Combination Proposal was first communicated to the Board, the restrictions of this section 1(a)(i) shall again apply to the Stockholders and provided, further, that the preceding proviso will cease to apply if such Person delivers to the Board any further Business Combination Proposal or modification of any earlier Business Combination Proposal. If any Business Combination Proposal made by any Stockholder in accordance with this section 1(a)(i)(2) is not consummated prior to nine months after the Business Combination Proposal made by such other Person has been effectively withdrawn, the restrictions of this section 1(a)(i) shall again be applicable to the Stockholders, subject to any further
                                    Business Combination Proposal being made by any Person.

                  ii. Subject to the proviso in Section 1(a)(i) hereof and any waiver or approval in accordance with the provisions of Section 2(c) hereof, if at any time on or prior to the Standstill Termination Date any Stockholder, alone or as part of any group acting together, Beneficially Owns more than the Number of Permitted Shares applicable to such Stockholder, inadvertently or otherwise, then such Stockholder shall promptly take action not inconsistent with applicable law to reduce the amount of Securities Beneficially Owned by such Persons to an amount not greater than the Number of Permitted Shares applicable to such Stockholder.

                  iii. No Stockholder shall, on or prior to the Standstill Termination Date, permit any Affiliate thereof to Beneficially Own any Securities


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                           unless such Affiliate becomes a Stockholder party to
                           this Agreement, which any such Affiliate may unilaterally do by delivering to the Company an instrument executed by or on behalf of such Affiliate pursuant to which such Affiliate assumes the obligations of a Stockholder hereunder; provided that any partner or member of a Stockholder who becomes a Beneficial Owner of Securities after the date that is one year from the date of this Agreement shall not be obligated to become a party to this Agreement.

         b. Restrictions on Transfer. For a period of one year from the date of this Agreement, each Stockholder agrees not to Transfer any of the Shares, unless such Transfer is to an Affiliate or Associate and is in compliance with the terms of this Agreement, or is to be effected for the Stockholder's personal estate planning purposes and is in compliance with the terms of this Agreement. After the one-year period, any Stockholder may distribute its Shares to its partners or members. In addition, except as allowed under the immediately preceding sentence, prior to the Standstill Termination Date, the Stockholders, and each Affiliate thereof which acquires Securities in accordance with the terms of this Agreement, will not Transfer Beneficial Ownership of any Securities to any of their Affiliates (other than a partner or member of such Stockholder) unless each such Person becomes a signatory to this Agreement as a "Stockholder" hereunder as provided in section 1(a)(iii) hereof. Each Stockholder agrees to inclusion of the following legend on certificates representing its
                  Shares:

                           The shares represented by this certificate and any transfer thereof are subject to a restriction on transfer as set forth in a Governance Agreement between the holder and the Company dated as of __________________, 200_, a copy of which is on file at the principal executive office of the Company.

                  Such legend shall be placed on all certificates held by a Stockholder during the continuance of this Agreement.

         c. Further Restrictions on Conduct. Unless waived or approved in advance in accordance with Section 2(c) hereof, and except for a Business Combination Proposal made by a Stockholder in conformity with the requirements of Section 1(a)(i)(2) hereof and any action taken by such Stockholder that is reasonably connected therewith, each Stockholder covenants and agrees that, until the Standstill Termination Date, neither the Stockholder nor any Affiliate or Associate thereof shall:


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                  i.       initiate, propose, make, or in any way participate
                           in, directly or indirectly, any "solicitation" of "proxies" to vote, or seek to influence any Person with respect to the voting of, any Voting Securities, or become a "participant" in a "solicitation" or "election contest" (as such terms are defined or used in Regulation 14A under the Exchange Act, as in effect on the date hereof), in any election contest with respect to the election or removal of any director whose name appears in Exhibit 2 hereof or any replacement thereof, any director of the Board proposed by the specified committee in accordance with Section 2 (other than any individual whose name appears on exhibit 1 hereof or any replacement thereof) or the Molex Director;

                  ii. solicit, offer, seek or propose to any other Person (including without limitation the Company) any form of merger with, tender or exchange offer for securities of, sale or liquidation of assets of, or similar business combination transaction with or involving the Company or its Affiliates or Associates; provided, however, that the foregoing shall not restrict any such action relating to a merger or similar business combination with the purpose and effect of the Company or its Affiliates and Associates acquiring the business, voting securities or assets of another Person; or

                  iii. take any other action inconsistent with the foregoing or this Agreement;

                  provided, however, that nothing in this Section 1(c) shall inhibit the free exercise of judgment by any member of the Board in his capacity as such.

         d. Reports. Until the Standstill Termination Date, each Stockholder shall deliver to the Company, promptly after any acquisition or Transfer of Securities, an accurate written report specifying the amount and class of Securities acquired or Transferred in such transaction and the amount of each class of Securities owned by the Stockholder or any Affiliate or Associate thereof after giving effect to such transaction; provided, however, that no such report need be delivered with respect to any such acquisition or Transfer of Securities by the Stockholder that is reported in a statement on Schedule 13D filed with the Commission and delivered to the Company by the Stockholder or any Affiliate or Associate thereof in accordance with Section 13(d) of the Exchange Act and the rules


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                  thereunder. The Company shall be entitled to rely on such
                  reports and statements on Schedule 13D for all purposes of this Agreement.

2.       BOARD OF DIRECTORS.

         a.       Initial Composition of Board of Directors.

                  i. The number of directors comprising the Board of Directors, effective upon Closing, shall be seven.

                  ii. The Company shall use its best efforts to cause the by-laws of the Company to be amended at the next meeting of stockholders of the Company so as to set the size of the board of directors of the Company at seven.

                  iii. Concurrently with the Closing, the Board shall take such action as is required under applicable law to cause to be elected to the Board, effective upon the Closing, the individuals whose names are set forth on
                           Exhibit 1 hereto.

                  iv. The remaining directors comprising the Board, effective upon the Closing, shall consist of the Molex Director and the individuals whose names are listed on Exhibit 2 hereto.

                  v. The Company shall use its best efforts to cause the individuals serving as directors of the Company prior to the effective date of the Merger whose names are not listed on Exhibit 2 hereto to resign as of the effective date of the Merger.

         b. Board Representation; Nominating Committee of the Board. Sections 2(b)(i) and (ii) shall apply until the Applicable Number is zero.

                  i. Board Representation. At least fifteen (15) days prior to each meeting of the Board at which the Board intends to take action to approve nominees for election to the Board at the next annual meeting of shareholders of the Company, the Company shall provide each of the Stockholders with a notice of such meeting, which notice shall indicate that the Board will take such action at such meeting . Prior to the date of each such Board meeting, the Stockholders shall give the nominating committee of the Board, in writing, the names of the Applicable Number of director candidates. The Company will cause such individual or individuals to be


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                           nominated for election as directors at the next
                           annual meeting of the shareholders of the Company, will include such individual or individual's names as nominees in the proxy or consent statement prepared by the Company in connection with such annual meeting, indicating that the election as directors of such individual or individuals has been recommended by the Board, and will solicit proxies for the election of such individual or individuals as members of the Board at such annual meeting of shareholders. At the first meeting of the Board after the date of this Agreement, three designees of the Stockholders shall be appointed by the Board as Board members. If, at any time that the Applicable Number is greater than zero, any individual so designated by the Stockholders is unable to serve or ceases to serve as a director for any reason, the Company will cause another individual designated by the Stockholders to be appointed to fill the resulting vacancy. Anything herein to the contrary notwithstanding, after termination of this Agreement pursuant to Section 4, the Company shall no longer be obligated to nominate and solicit proxies for the election of such designees of the Stockholders as directors of the Company and such nominees shall, if requested by the Board, resign from the Board.

                  ii. Nominating Committee of the Board. Subject to the rights of Molex and the Stockholders to designate individuals to serve as directors, the identity of directors to stand for election to the Board at each annual meeting of stockholders following the Closing and until the Standstill Termination Date or to fill a vacancy on the Board, as the case may be, shall be determined by the actions of a nominating committee of the Board. The nominating committee shall have three members and, for purposes of the first annual meeting of the Company's stockholders held after Closing, shall be initially comprised of one director whose name appears on Exhibit 1 hereto, one director whose name appears on Exhibit 2 hereto and the Molex Director.

         c.       Voting. Until the Applicable Number is zero:

                  i. the Company shall not enter into any Stockholder Interested Transaction unless such Stockholder Interested Transaction has been approved by the affirmative vote of a majority of the members of the Board other than any director or directors who is or are employed by or a partner or a member of the Stockholder or


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                           Affiliate or Associate of the Stockholder who is a
                           party to such Stockholder Interested Transaction, in addition to any other approvals required by applicable law or the Company's articles of incorporation or by-laws.

                  ii. each Stockholder agrees that such Stockholder shall not, and shall not take any action which would cause the Company or its Board to, enter into or participate in any Stockholder Interested Transaction which has not been so approved.

3.       REPRESENTATIONS AND WARRANTIES.

         a. Representations and Warranties of the Company. The Company represents and warrants to the Stockholders that:

                  i. the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Minnesota and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder;

                  ii. the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby; and

                  iii. this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholders, is enforceable against the Company in accordance with its terms.

         b. Representations and Warranties of the Stockholders. Each of the Stockholders represents and warrants to the Company that:

                  i. it is an individual and has the power and authority to enter into this Agreement and to carry out its obligations hereunder, or it is an entity and is duly organized, validly existing and in good standing under the laws of the state of its organization and incorporation, and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder;


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                  ii.      the execution and delivery of this Agreement by such
                           Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder and no other proceedings on the part of such Stockholder are necessary to authorize this Agreement or any of the transactions contemplated hereby; and

                  iii. this Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of the Company, is enforceable against such Stockholder in accordance with its terms.

4. NEGATIVE COVENANTS. So long as Morgenthaler, Ampersand, Ampersand Companion and Sound Beach and all Affiliates, Associates, partners and members thereof hold, in aggregate, at least 15% of the Common Stock Equivalents acquired on the Closing Date by Morgenthaler, Ampersand, Ampersand Companion and Sound Beach pursuant to the Merger Agreement, the Stock Purchase Agreement and the Subordinated Notes and Warrant Purchase Agreement, the Company shall not and shall cause its Subsidiaries not to, without the consent of whichever of Morgenthaler, Ampersand and Ampersand Companion (the two Ampersand entities being considered for this purpose as a single entity), and any Affiliates, Associates, partners or members thereof, respectively, holds more than 15% of the number of Common Stock Equivalents acquired by it, on the Closing Date, pursuant to the Merger Agreement, Stock Purchase Agreement and Subordinated Notes and Warrant Purchase Agreement:

         a. authorize any reclassification of the Common Stock, any merger, consolidation, recapitalization or reorganization of the Company or approve or effect any plan of liquidation or dissolution whether statutory or otherwise;

         b. authorize, agree to or consummate any sale, lease, exchange or disposition of all or substantially all of the property or assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more that 50% of the voting power of the Company is disposed of;


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         c.       increase the number of directors constituting the Board or, after such time as the Company's shareholders take such action as is required to reduce the size of the Board from nine to seven, set the number of directors constituting the Board at a number other than seven;

         d. repurchase or redeem any equity securities or retire any other equity capital of the Company or of any of its direct of indirect Subsidiaries (except for the repurchases of Common Stock under restricted stock agreements between employees and the Company previously approved by the Board); or

         e.       enter into any agreement with respect to the foregoing.

5. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

         a. Affiliate" or "Associate" shall mean an affiliate or associate of a person, as such terms are defined in Section 302A.011, subdivisions 43 and 45, respectively, of the Minnesota Business Corporation Act.

         b. Agreement" shall have the meaning set forth in the preamble to this Agreement.

         c. "Ampersand" shall mean Ampersand IV Limited Partnership, a Delaware limited partnership.

         d. "Ampersand Companion" shall mean Ampersand IV Companion Fund Limited Partnership, a Delaware limited partnership.

         e.       "Applicable Number" shall mean the following:

                  i. three, so long as Morgenthaler, Ampersand, Ampersand Companion and Sound Beach and any Affiliate, Associate, partner or member thereof own, in aggregate, at least 69% of the Common Stock Equivalents acquired by them on the Closing Date pursuant to the Merger Agreement, Stock Purchase Agreement and Subordinated Notes and Warrant Purchase Agreement.

                  ii. two, so long as Morgenthaler, Ampersand, Ampersand Companion and Sound Beach and any Affiliate, Associate, partner or member thereof own, in aggregate, at least 50% but less than 69% of the Common Stock Equivalents acquired by them on the Closing Date pursuant to the Merger Agreement, Stock Purchase Agreement and Subordinated Notes and Warrant Purchase Agreement.



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                  iii.     one, so long as Morgenthaler, Ampersand, Ampersand
                           Companion and Sound Beach and any Affiliate,
                           Associate, partner or member thereof own, in aggregate, at least 15% but less than 50% of the Common Stock Equivalents acquired by them on the Closing Date pursuant to the Merger Agreement, Stock Purchase Agreement and Subordinated Notes and Warrant Purchase Agreement.

                  iv. zero, so long as Morgenthaler, Ampersand, Ampersand Companion and Sound Beach and any Affiliate, Associate, partner or member thereof own, in aggregate, less than 15% of the Common Stock Equivalents acquired by them on the Closing Date pursuant to the Merger Agreement, Stock Purchase Agreement and Subordinated Notes and Warrant Purchase Agreement.

         f. "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing; but shall not include any securities that would otherwise be Beneficially Owned pursuant to this definition solely by virtue of the existence of this Agreement and/or any voting agreement solely among the Stockholders with respect to the election of directors of the Company.

         g.       "Board" shall mean the board of directors of the Company.

         h.       "Business Combination Proposal" shall mean:

                  i. any bona fide business combination proposal however communicated, including without limitation a "bear hug" letter or other similar communication directed to the Board or any member of the Board, any merger proposal involving the Company or any Subsidiary, any purchase of all or a material portion of the assets of the Company or any Subsidiary, or any tender or exchange offer directed to security holders of the Company, and

                  ii. any proposal to purchase more than 25% of the Total Voting Power;

                  but shall not include any proposal that intentionally has been induced, in whole or in part and directly or indirectly, by one or more Stockholders in order to cause the termination of the restrictions set forth in section 1(a)(i) hereof.


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         i.       "Closing" shall mean the closing of the transactions
                  contemplated by the Merger Agreement.

         j. "Closing Date" shall mean the Closing Date as defined in the Merger Agreement.

         k.       "Commission" shall mean the Securities and Exchange
                  Commission.

         l. "Common Stock" shall mean the Common Stock, par value $0.25 per share, of the Company.

         m.       "Common Stock Equivalent" shall mean the following:

                  i. with respect to shares of Common Stock, each share of Common Stock shall be one Common Stock Equivalent.

                  ii. with respect to Series G Preferred Stock, each share of Series G Preferred Stock shall be a number of Common Stock Equivalents equal to the number of shares of Common Stock issuable on conversion of such share of Series G Preferred Stock as of the date of determination.

                  iii. with respect to Warrants, each Warrant shall be a number of Common Stock Equivalents equal to the number of shares of Common Stock issuable on exercise of such Warrant as of the date of determination.

         n. "Company" shall have the meaning set forth in the preamble of this Agreement.

         o. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         p. "IFH" shall mean International Flex Holdings, Inc., a Delaware corporation.

         q. "Merger Agreement" shall mean the agreement and plan of merger, dated as of November 10, 2000 among the Company, IFT West Acquisition Company, a wholly owned Subsidiary of the Company, IFH and all of the stockholders of IFH.


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         r.       "Merger" shall mean the merger effected pursuant to the Merger
                  Agreement.

         s.       "Molex" shall mean Molex Incorporated, a Delaware corporation.

         t. "Molex Director" shall mean the individual nominated by Molex under the terms of the Agreement Relating to Sheldahl, dated as of November 18, 1998, between the Company and Molex, as amended as of November 10, 2000.

         u. "Morgenthaler" shall mean Morgenthaler Venture Partners V, L.P., a Delaware limited partnership.

         v. "Number of Permitted Shares" applicable to any Stockholder shall mean the number of shares of Common Stock, shares of Series G Preferred Stock and/or Warrants (i) received by such Stockholder pursuant to the Merger Agreement, the Stock Purchase Agreement or the Subordinated Notes and Warrant Purchase Agreement, (ii) issuable upon conversion of the shares of Series G Preferred Stock acquired by such Stockholder on the Closing Date, (iii) issuable on exercise of the Warrants acquired by such Stockholder on the Closing Date and (iv) received as dividends on the Series G Preferred Stock held by such Stockholder, in all cases as adjusted for stock splits, dividends, recapitalization and the like and any other events requiring adjustment under the anti-dilution provisions of applicable governing instruments.

         w. "Person" shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or department or agency of a government.

         x. "Rights Agreement" shall have the meaning set forth in the recitals of this Agreement.

         y. "Securities" shall mean at any time shares of any class of capital stock of the Company, including, without limitation, securities convertible into such shares.

         z. "Series G Preferred Stock" shall mean the shares of Series G Preferred Stock, par value $1.00 per share, of the Company.

         aa. "Shares" shall have the meaning set forth in the recitals of this Agreement.


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         bb.      "Sound Beach" shall mean Sound Beach Technology Partners, LLC, a Delaware limited liability company.

         cc. "Standstill Termination Date" shall mean the third anniversary of the Closing.

         dd. "Stockholders" shall have the meaning set forth in the preamble of this Agreement.

         ee.      "Stockholder Interested Transaction" shall mean:

                  i. any transaction between the Company or any of its Subsidiaries and any Stockholder or any Affiliates or Associates of a Stockholder, or

                  ii. any amendment, modification, consent or waiver to, of or under, or the enforcement of the terms of this Agreement, the Stock Purchase Agreement, the Subordinated Notes and Warrant Purchase Agreement or the Merger Agreement, other than any amendment or modification to the Merger Agreement to affect adjustments to the conversion ratios set forth therein.

         ff. "Stock Purchase Agreement" shall mean the stock purchase agreement, dated as of November 10, 2000 among the Company and certain Stockholders.

         gg. "Subordinated Notes and Warrant Purchase Agreement" shall mean the Subordinated Notes and Warrant Purchase Agreement, dated as of November 10, 2000 among the Company, certain Stockholders and Molex.

         hh. "Subsidiary" shall mean, as to any Person, any corporation at least a majority of the shares of stock of which having general voting power under ordinary circumstances to elect a majority of the Board of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency) is, at the time as of which the determination is being made, owned by such Person, or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

         ii. "Total Voting Power" at any time shall mean the total combined voting power in the general election of directors of all the Voting Securities then outstanding.

         jj. "Transfer" shall mean any sale, transfer, pledge, encumbrance or other disposition, and to "Transfer" shall mean to sell, transfer, pledge, encumber or otherwise dispose of.

         kk. "Voting Securities" shall mean at any time any Securities (other than the shares of Series G Preferred Stock) which are entitled to vote generally in the election of directors of the Company.

         ll. "Warrants" shall mean the warrants issued to certain Stockholders under the Subordinated Notes and Warrant Purchase Agreement.

6.       MISCELLANEOUS.

         a. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy) and shall be given, if to the Company, to:

                  If to the Company:  Sheldahl, Inc.
                                      1150 Sheldahl Road
                                      Northfield, MN 55057-9444
                                      Attn: Edward L. Lundstrom, President
                                      Fax:  (507) 663-8326 or
                                            (507) 663-8435

                  With copies to:      Lindquist & Vennum P.L.L.P.
                                       4200 IDS Center
                                       80 South Eighth Street
                                       Minneapolis MN 55402
                                       Attn: Charles P. Moorse, Esq.
                                       Fax:  (612) 371-3207

                  or such address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective when delivered personally, telegraphed or telecopied, or, if mailed, five business days after the date of the mailing.

         b.       Amendments; No Waivers.

                  i. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Stockholders and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective.

                  ii. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         c. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party may assign this Agreement without the other party's prior written consent; and provided further that the rights of the Stockholders under sections 2 and 4 hereof shall not be assignable other than to Affiliates and Associates of the assigning Person.

         d. Governing Law. This Agreement shall he construed in accordance with and governed by the internal laws of the State of Minnesota.

         e. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by the other party hereto.

         f. Specific Performance. The Company and the Stockholders each acknowledge and agree that the parties' respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, agrees that, in the event of a breach or threatened breach by the Company or the Stockholders of the provisions of this Agreement, in addition to any remedies at law, the Stockholders and the Company, respectively, without posting any bond shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

         g. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, provided that the parties hereto shall negotiate in good faith to attempt to place the parties in the same position as they would have been in had such provision not been held to be invalid, void or unenforceable.

         h.       Termination.  This Agreement shall terminate on the later of:

                  i. the first date as of which the Applicable Number is zero, and

                  ii.      the Standstill Termination Date.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first referred to above.

                                      SHELDAHL, INC.

                                      By:
                                         ---------------------------------------
                                         Name: Edward L. Lundstrom
                                         Title: President


                                      STOCKHOLDERS:

                                      MORGENTHALER VENTURE PARTNERS V, L.P.


                                      By:
                                         ---------------------------------------
                                         Name:
                                         Title:

                                      AMPERSAND IV LIMITED PARTNERSHIP

                                      By: AMP-IV MANAGEMENT COMPANY LIMITED
                                          LIABILITY COMPANY, its General Partner

                                      By:
                                         ---------------------------------------
                                         Name:  Stuart A. Auerbach
                                         Title: Managing Member

                                      AMPERSAND IV COMPANION FUND LIMITED

                                      PARTNERSHIP

                                      By: AMP-IV MANAGEMENT COMPANY LIMITED
                                          LIABILITY COMPANY, its General Partner

                                      By:
                                         ---------------------------------------
                                         Name:  Stuart A. Auerbach
                                         Title: Managing Member

                                      SOUND BEACH TECHNOLOGY PARTNERS, LLC



                                      By:
                                         ---------------------------------------
                                         Name:
                                         Title:

                                                                       EXHIBIT 1

 NAMES OF INDIVIDUALS DESIGNATED BY THE HOLDERS OF THE SERIES G PREFERRED STOCK
                TO BE ELECTED TO THE COMPANY'S BOARD OF DIRECTORS

Stuart A. Auerbach
Donald R. Friedman
John D. Lutsi

                                                                       EXHIBIT 2

NAMES OF INDIVIDUALS WHO HAVE SERVED ON THE COMPANY'S BOARD OF DIRECTORS PRIOR
  TO THE EFFECTIVE DATE OF THE MERGER AND WHO ARE TO CONTINUE TO SERVE ON THE
     COMPANY'S BOARD OF DIRECTORS FOLLOWING THE EFFECTIVE DATE OF THE MERGER


Kenneth J. Roering
William B. Miller
John G. Kassakian


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